ADDITIONAL EARNINGS PER SHARE INFORMATION

                    Kelly Services, Inc. and Subsidiaries



Details of the common shares used to compute earnings per share are as follows in thousands except per share items:


                                                          13 Weeks Ended
                                                      ---------------------
                                                      April 4,    March 29,
                                                        1999        1998
                                                      --------    ---------

Weighted average shares outstanding                    35,814       38,177

Adjustment for dilutive shares from stock
    options under the treasury stock
    method:
       Shares assumed issued                              448        1,335

       Less - Shares assumed repurchased                 (309)      (1,128)
                                                     --------     --------


          Additional shares assumed outstanding           139          207
                                                     --------     --------


Applicable shares as adjusted                          35,953       38,384
                                                     ========     ========


Net earnings                                         $ 15,188     $ 15,064
                                                     ========     ========


Diluted earnings per common share                    $    .42     $    .39
                                                     ========     ========



This calculation is submitted in accordance with Regulation S-K item
601(b)(11).